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September 14, 2000

Securities and Exchange Commission
ATTN:  Filing Dsk, Stop 1-4
450 Fifth Street, N.W.
Washington, DC  20654-1004

RE:  AMERICAN ELECTRIC POWER COMPANY, INC.
     POST-EFFECTIVEMENT AMENDMENT #28
     TO U-1, FILE NO. 70-5943

Submitted herewith is Post-Effective Amendment No. 28 to U-1 filed by American Electric Power Company, Inc., File No. 70-5943, covering an extension of time.

Should you have any questions regarding this filing, please contact me.

Very truly yours,
/s/ Ann B. Graf
614-223-1649
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                                                                File No. 70-5943

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 28

                                       to

                                    FORM U-1

                        --------------------------------

                                   DECLARATION

                                      under

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                       ***

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                    ----------------------------------------
               (Name of company or companies filing this statement
                   and address of principal executive offices)

                                       ***

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                       ***

                     A.A. Pena, Vice President and Treasurer
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215

           Susan Tomasky, Executive Vice President and General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215
                    ----------------------------------------
                   (Names and addresses of agents for service)

     American Electric Power Company, Inc. ("AEP") hereby amends its Declaration on Form U-1, in File No. 70-5943, as heretofore amended, to amend and restate the first eight paragraphs of ITEM 1. as follows:

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTION

     Background

     Under the  Commission's  orders dated  February 8, 1977
(HCAR No.  19879),  April 19,  1978 (HCAR No.  20506),  March 29, 1979 (HCAR No.
20979),  August 8, 1979 (HCAR No. 21180), May 1, 1980 (HCAR No. 21544), June 30,
1981 (HCAR No. 22113),  June 15, 1982 (HCAR No. 22539),  June 29, 1983 (HCAR No.
22989), June 29, 1984 (HCAR No. 23353), December 19, 1984 (HCAR No. 23538), July
1, 1985 (HCAR No. 23754),  January 3, 1986 (HCAR No.  23980),  December 18, 1987
(HCAR No. 24534), December 27, 1990 (HCAR No. 25233), December 1, 1993 (HCAR No. 25936) and August 13, 1996 (HCAR No. 26553) in this file, and an Order dated June 14, 2000 (HCAR No. 27186) in file No. 70-9381 AEP was authorized to issue and sell, from time to time through December 31, 2000, up to 55,200,000 shares of Common Stock, $6.50 par value, pursuant to AEP's Dividend Reinvestment and Stock Purchase Plan (the "DRP"). Through June 30, 2000, a total of 47,773,594 shares had been so issued and sold leaving a balance of 7,426,406 shares available for issuance and sale (the "Remaining Shares") pursuant to the DRP.

         Pursuant to the DRP, shares of Common Stock of AEP may be purchased by First Chicago Trust Company of New York (the "Agent") on behalf of participants in the DRP either on the open market or directly from AEP.

         Current Transaction
         AEP, by this Amendment, is seeking authority to extend its authority to issue and sell the Remaining Shares pursuant to the DRP, from December 31, 2000 to September 30, 2006.

         The proceeds of the issuance and sale of the Remaining Shares will be to pay at maturity unsecured debt of AEP outstanding at the time, to make, additional investments in the common stock equities of subsidiaries of AEP, and for other corporate purposes, including to acquire interests in EWGs or FUCOs.

         Compliance with Rule 54
         Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO"), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. All applicable conditions of Rule 53(a) are currently satisfied except for clause (1). As of June 30, 2000, AEP, through its subsidiaries, had an aggregate investment in EWGs and FUCOs of $1,920,829,000. This investment represents approximately 54.2% of $3,544,649,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended June 30, 2000. However, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the "100% Order") in File No. 70-9021. Although AEP's aggregate investment exceeds the 50% 'safe harbor' limitation contained in Rule 53, AEP's aggregate investment is below the 100% limitation authorized under the 100% Order.

         As of September 30, 1997, the most recent period for which financial statement information was evaluated in the 100% Order, AEP's consolidated capitalization consisted of 47.4% common and preferred equity and 52.6% debt. As of June 30, 2000, AEP's consolidated capitalization consisted of 36.2% common and preferred equity and 63.8% debt. The requested authorization will have no impact on AEP's consolidated capitalization ratios on a pro forma basis. AEP believes this ratio remains within acceptable ranges and limits. Further, AEP's interests in EWGs and FUCOs have contributed positively to its consolidated earnings.

         AEP will continue to maintain in conformity with United States generally accepted accounting principles and make available the books and records required by Rule 53(a)(2). AEP does, and will continue to, comply with the requirement that no more than 2% of the employees of AEP's electric utility operating subsidiaries shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which AEP directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, AEP will continue to submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's electric utility operating subsidiaries, satisfying Rule 53(a)(4). Rule 53(c) is inapplicable by its terms because the proposals contained herein do not involve the issue and sale of securities (including any guarantees) to finance an acquisition of an EWG or FUCO.

     Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($3,544,649,000) represented an increase of approximately $40,644,000 (or 1.2%) in the average consolidated retained earnings from the previous four quarterly periods ($1,693,698,000); and (iii) for the fiscal year ended December 31, 1999, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.

         As noted, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs. In connection with its consideration of AEP's application for the 100% Order, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP, nor would it have an adverse impact on any of its electric utility operating subsidiaries or their customers, or on the ability of state commissions to protect the electric utility operating subsidiaries or their customers.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 28 to be signed on its behalf by the undersigned thereunto duly authorized.

                                           AMERICAN ELECTRIC POWER COMPANY, INC.



                                            By:      /s/ A. A. Pena
                                               --------------------------------
                                                 A. A. Pena
                                                 Vice President and Treasurer


Dated: September 14, 2000